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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to The Williams Investment Plus Plan of The Williams Companies, Inc. for the registration of 10,000,000 shares of The Williams Companies, Inc.'s common stock, of our reports (a) dated March 6, 2002, with respect to the consolidated financial statements and schedule of The Williams Companies, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, and (b) dated June 22, 2001, with respect to the financial statements of The Williams Investment Plus Plan included in the Plan's Annual Report (Form 11-K) for the year ended December 31, 2000, both filed with the Securities and Exchange Commission.


                                                           /s/ Ernst & Young LLP

Tulsa, Oklahoma
March 29, 2002